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                                UNITED STATES                                                      OMB APPROVAL
                                                                                         --------------------------------
                     SECURITIES AND EXCHANGE COMMISSION                                    OMB Number:  3235-0058
                         Washington, D.C. 20549                                            Expires:  January 31, 2002
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                                                                                           hours per response.......2.50
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                                                                                                  SEC FILE NUMBER
                                FORM 12b-25                                                          0-25356
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                                                                                         --------------------------------
                          NOTIFICATION OF LATE FILING                                              CUSIP NUMBER

(Check One): X Form 10-K  [_] Form 20-F  [_] Form 11-K  [_] Form 10-Q  [_] Form N-SAR               693262 10 7
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             For Period Ended:  12/31/99
                               ---------------------
             [_] Transition Report on Form 10-K
             [_] Transition Report on Form 20-F
             [_] Transition Report on Form 11-K
             [_] Transition Report on Form 10-Q
             [_] Transition Report on Form N-SAR
             For the Transition Period Ended: _________________________________

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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify
Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

  P-Com, Inc.
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Full Name of Registrant

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Former Name if Applicable

  3175 South Winchester Boulevard
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Address of Principal Executive Office (Street and Number)

  Campbell, CA  95008
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

             X   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

             X   (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                 (c) The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report, or portion thereof, could not be filed within the prescribed time period.



                                                 (Attach Extra Sheets if Needed)
                                                                 SEC 1344 (2/99)

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     The majority of the personnel in the department responsible for generating the Form 10-K have very recently departed from the company. Their recent departure has resulted in a temporary manpower shortage which made it impossible to prepare the Form 10-K properly in a timely manner.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Robert E. Collins                                408              874-4313
------------------------------------------  -------------  ---------------------
                         (Name)              (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). X Yes [_] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes X No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================


                                  P-Com, Inc.
                -----------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    March 30, 2000                       By     /s/  Robert E. Collins
     ----------------------------------         --------------------------------


                                   ATTENTION
  Intentional misstatements or omissions of  fact constitute Federal Criminal
                      Violations (See 18 U.S. Code 1001).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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